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                                                                     Exhibit F-2


            Past Tense Opinion of Counsel to Energy East Corporation

                                                                 August 5, 2002



Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

         Re: U-1 Application/Declaration by Energy East Corporation File Number: 70-10070


Ladies and Gentlemen:

         We have acted as counsel for Energy East Corporation, a New York corporation ("Energy East") in connection with the above-referenced application filed on Form U-1 by Energy East (the "Application"), as a registered holding company under the Public Utility Holding Company Act of 1935 (the "Act"), authorizing the sale of utility assets, including a nuclear-powered electric generating plant in Vernon, Vermont and certain related transmission assets by Vermont Yankee Nuclear Power Corporation ("Vermont Yankee") to Entergy Nuclear Vermont Yankee, LLC ("ENVY") and the indirect sale of such utility assets by Energy East (the "Transaction"). This opinion is being delivered at Energy East's request in connection with Energy East's Rule 24 Certificate (the "Certificate"), which it is filing with the Securities and Exchange Commission (the "Commission") under the Act in connection with the Transaction.

         As such counsel, we have examined the Application, the order of the Commission issued with respect thereto (Release No. 35-27556) and the Purchase and Sale Agreement dated as of August 15, 2001 between Vermont Yankee and ENVY. In addition, we have examined such other documents and matters of law and made such inquiries as we have deemed necessary or appropriate to enable us to render the opinions expressed below. In such examination, we have assumed the genuineness of all signatures of, and the authority of, persons signing such documents on behalf of parties thereto other than the Company, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies. As to any facts material to our opinion, we have, when relevant facts were not independently established by us, relied upon the aforesaid instruments and documents.

         Based on the foregoing, we are of the opinion that:

         1. Energy East has complied with all laws of the State of New York applicable to the Transaction; and


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Securities and Exchange Commission
August 5, 2002
Page  2


         2. The consummation of the Transaction was in accordance with the Application and did not violate the legal rights of the holders of any securities issued by Energy East or any associate company thereof.

          The opinions expressed herein are limited to the laws of the State of New York and to applicable United States federal law and we express no opinion as to the law of any other jurisdiction.

         We hereby consent to the filing of this opinion as Exhibit F-2 in connection with the Application.




                                             Very truly yours,

                                             /s/ Huber Lawrence & Abell


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    Past Tense Opinion of Counsel to Vermont Yankee Nuclear Power Corporation


                            Downs Rachlin Martin PLLC
                         90 Prospect Street, P.O. Box 99
                        St. Johnsbury, Vermont 05819-0099

                                                        August 5, 2002


Securities and Exchange Commission
Washington, DC  20549

Re:  Vermont Yankee Nuclear Power Corporation
     File No. 70-10070


Ladies and Gentlemen:

         This opinion is furnished to you in connection with the filing with you of the Rules 24 Certificate (the "Certificate") of Vermont Yankee Nuclear Power Corporation (the "Company") under the Public Utility Holding Company Act of 1935, as amended, relating to the consummation of the sale (the "Transaction") of the assets constituting the Vermont Yankee Nuclear Power Plant by the Company to Entergy Nuclear Vermont Yankee, LLC ("ENVY"), all as described in the Application/Declaration of the Company on Form U-1 (File No. 70-10070) (the "Application") and the order of the Commission issued with respect thereto (Release No. 35-27556) (the "Order").

         The Company is a corporation formed under the laws of the State of Vermont (the "State"). We have acted as special counsel to the Company in connection with the Transaction. For purposes of this opinion, we have reviewed the Application, the Order, the Company's articles of association, bylaws, records of security holders, and the minutes of the meetings of the Board of Directors of the Company, originals or copies of the executed Purchase and Sale Agreement dated as of August 15, 2001 between the Company and ENVY and the other documents referred to therein relating to the Transaction (collectively, the "Transaction Documents"), and such other materials as we deemed necessary to this opinion.

         Based on the foregoing, we are of the opinion that:

         1. All State laws applicable to the Company's participation in the Transaction have been complied with.

         2. The consummation of the Transaction by the Company was in accordance with the Application and did not violate the legal rights of the holders of any securities issued by the Company.



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         The opinions expressed herein are made as of the date of this opinion and limited to the laws of the State of Vermont in effect on the date of this opinion. We disclaim any responsibility to notify you of changes of law or facts affecting the opinions expressed herein that occur or come to our attention after the date of this opinion. We express no opinion as to the laws of any other jurisdiction.

         We hereby consent to use of this opinion solely in connection with the Certificate, and by no other or for any other purpose without our prior written consent.


                                                 Very truly yours,

                                                 /s/ Downs Rachlin Martin PLLC

                                                 Downs Rachlin Martin PLLC






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